Contact:	Damon Elder (714) 356-1460 delder@ahinvestors.com

American Healthcare Investors Facilitates Acquisition of Five Medical
Office Buildings on Behalf of Griffin-American Healthcare REIT II
Acquisitions valued in excess of $50 million; located in California, Texas and Arizona

NEWPORT BEACH, Calif. (May 1, 2012) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT II, Inc., announced today the acquisition of five medical office buildings in California, Arizona and Texas by the REIT for an aggregate purchase price of $52.5 million. As of May 1, 2012, the Griffin-American Healthcare REIT II portfolio totaled 76 buildings valued at approximately $715 million, based on purchase price.

Totaling approximately 223,000 square feet, the medical office buildings are located in Chula Vista, Calif., Amarillo and Houston, Texas, and Tempe, Ariz.

“Each of these medical office buildings are either affiliated with a leading healthcare delivery system, or located on the campus of a regional medical center or within an established medical corridor,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of the REIT. “In addition, these assets are all high quality properties with a weighted average occupancy of 97 percent.”

The acquisitions include:

Chula Vista, Calif.
Centre Medical Plaza is a two-building, multi-tenant medical office portfolio consisting of nearly 75,000 square feet in the San Diego suburb of Chula Vista. Located approximately one mile south of the 183-bed Scripps Mercy Hospital-Chula Vista, each building is 100 percent occupied by a total of 24 tenants, including the Profil Institute, Children’s Primary Care, and San Ysidro Health Center. Children’s Primary Care operates a family clinic on the premises in partnership with Scripps Mercy Hospital-Chula Vista.

Amarillo, Texas
The Amarillo medical office building is a single-story building comprised of 58,000 square feet located in close proximity to Baptist St. Anthony Health System, Northwest Texas Healthcare System, and Texas Tech University Medical Center. The building was originally built in 1997 and later expanded and refurbished in 2007. Amarillo Heart Group LLP has completely leased the property through May 2023 with an option to extend the lease an additional 10 years. The lease allows for annual rent escalations of four percent and is guaranteed by eight of the physician partners of Amarillo Heart Group.

Houston, Texas
The Houston building is a two-story medical office building consisting of approximately 30,000 square feet. The facility is fully leased by Memorial Hermann Health System through 2019. Memorial Hermann is the largest not-for-profit healthcare system in Texas and serves the greater Houston community through 12 hospitals, a vast network of affiliated physicians and numerous specialty programs and services.

Tempe, Ariz.
Tempe St. Luke’s Medical Office Building is a three-story, approximately 60,000-square-foot facility built in 1996 on the campus of the 87-bed Tempe St. Luke’s Hospital, a state-of-the-art hospital that has served its community for more than 60 years. The building is currently 88.8 percent leased to nine tenants, the largest of which is Tempe St. Luke’s Hospital.

The Chula Vista buildings were acquired from an unaffiliated third party represented by Alex Mobin of Marcus & Millichap. The Amarillo and Houston buildings were acquired from an unaffiliated third party represented by Cain Brothers. The Tempe building was acquired from an unaffiliated third party represented by John Smelter of Marcus & Millichap.

The acquisitions were financed through the assumption of $17.3 million of existing debt, $25.6 million in borrowings under Griffin-American Healthcare REIT II’s line of credit with Bank of America, N.A. and the remaining using cash on hand.

As of Dec. 31, 2011, the Griffin-American Healthcare REIT II property portfolio was 96.1 percent leased with a weighted average remaining lease term of approximately ten years and leverage of 18.4 percent.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, assisted living facilities and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $15 billion in aggregate acquisition and disposition transactions during their careers, approximately $5.5 billion of which has been healthcare-related real estate transactions. Approximately $8.0 billion of the $15 billion was completed as a team while they led Grubb & Ellis’ national investment management subsidiary for more than half a decade. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT II, Inc.
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust organized to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT II, please visit www.HealthcareREIT2.com.

About Griffin Capital Corporation
Los Angeles-based Griffin Capital Corporation has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional and retail equity capital. Led by senior executives, each with more than two decades of real estate experience, who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. Griffin Capital is the co-sponsor of Griffin-American Healthcare REIT II and the sponsor of the Griffin Capital Net Lease REIT, publicly registered, non-traded real estate investment trusts. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.